Exhibit 10.5

JOHNSON CONTROLS INTERNATIONAL PLC
2012 SHARE AND INCENTIVE PLAN
(AMENDED AND RESTATED AS OF SEPTEMBER 2, 2016)

ARTICLE I
PURPOSE

1.1                               Purpose.  The purposes of this Johnson Controls International plc 2012 Share and Incentive Plan, as amended and restated (the “Plan”), are to promote the interests of Johnson Controls International plc (and any successor thereto) by (i) aiding in the recruitment and retention of Directors and Employees, (ii) providing incentives to such Directors and Employees by means of performance-related incentives to achieve short-term and long-term performance goals, (iii) providing Directors and Employees an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors and Employees with that of the other shareholders of the Company.

1.2                               Background; Effective Date.  The original effective date of this Plan was October 1, 2012.  The Plan was amended and restated as of November 17, 2014 and is being amended and restated again in connection with the merger (the “Merger”) that was consummated on September 2, 2016 (the “Amendment Effective Date”) pursuant to the Agreement and Plan of Merger, dated as of January 24, 2016, by and among the Company, Johnson Controls, Inc. and Jagara Merger Sub LLC (the “Merger Agreement”), to reflect the effect of the Merger and the Parent Share Consolidation (as defined in the Merger Agreement).  The amendment and restatement is intended to reflect the assumption into this Plan of the remaining share reserves under the Johnson Controls, Inc. 2012 Omnibus Incentive Plan and the Johnson Controls, Inc. 2003 Stock Plan for Outside Directors (the “Legacy Johnson Controls Plans”) as of the Amendment Effective Date.  Following the Amendment Effective Date, no further awards may be made under the Legacy Johnson Controls Plans.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:

“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.

“Acquired Grantee” means the grantee of a share-based award of an Acquired Company and may include a current or former Director of an Acquired Company.

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate.  Awards granted under the Plan may consist of:

(a)                                 “Share Options” awarded pursuant to Section 4.3;

(b)                                 “Share Appreciation Rights” awarded pursuant to Section 4.3;

(c)                                  “Short-Term Performance Awards” awarded pursuant to Section 4.4;

(d)                                 “Long-Term Performance Awards” awarded pursuant to Section 4.5;

(e)                                  “Other Share-Based Awards” awarded pursuant to Section 4.6;

(f)                                   “Nonemployee Director Awards” awarded pursuant to Section 4.7; and

(g)                                  “Substitute Awards” awarded pursuant to Section 4.8.

“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) for Awards granted prior to the Amendment Effective Date, misconduct that is willfully or wantonly harmful to the Company or any of its Subsidiaries, monetarily or otherwise; and (b) for Awards granted on or after the Amendment Effective Date, (i) if the Participant is subject to an employment agreement with the Company or a Subsidiary that contains a definition of “cause”, such definition, or (ii) otherwise, except as otherwise determined by the Committee and set forth in an Award Certificate, any of the following as determined by the Committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or a Subsidiary, or the Company’s or a Subsidiary’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or a Subsidiary, (C) commission of an act of dishonesty or disloyalty involving the Company or a Subsidiary, (D) violation of any federal, state or local law in connection with the Participant’s employment or service, or (E) breach of any fiduciary duty to the Company or a Subsidiary.

“Change in Control” means the Merger and, subsequent to the Merger, the first to occur of any of the following events:

(a)                                 any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b)                                 persons who, as of immediately following the Merger constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Merger shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)                                  consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(d)                                 approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Change in Control Termination” shall mean a Participant’s Involuntary Termination that occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control.

“Code” means the United States Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

“Committee” means the Compensation and Human Resources Committee of the Board or any successor thereof or any subcommittee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

“Company” means Johnson Controls International plc, or any successor thereto.

“Consultant” means an individual who provides bona fide services to the Company or any Subsidiary, other than an Employee or Director.

“Deferred Share Unit” means a Unit granted under Section 4.6 or 4.7 to acquire Shares upon Termination of Employment or Termination of Directorship, subject to any restrictions that the Committee, in its discretion, may determine.

“Director” means a member of the Board.

“Disabled” or “Disability” means (a) for Awards granted prior to the Amendment Effective Date, the inability of the Director or Employee to perform the material duties pertaining to such Director’s directorship or such Employee’s employment due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period, the existence or nonexistence of a Disability being determined by an independent physician selected by the Company and reasonably acceptable to the Director or Employee; and (b) for Awards granted on or after the Amendment Effective Date, except as otherwise determined by the Committee and set forth in an Award agreement: (i) with respect to an Incentive Share Option, the meaning given in Code Section 22(e)(3), and (ii) with respect to all other Awards, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Committee, the determination of Disability being made by the Committee, which may request such evidence of disability as it reasonably determines.

“Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the share dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary (including any Director who is also an Employee).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Share Option or with respect to which the amount of any payment pursuant to a Share Appreciation Right is determined.

“Fair Market Value” means, on a given date, (i) the closing sale price of the Shares on the New York Stock Exchange (NYSE) Composite Tape on such date (or the next preceding day if no sales were reported for such date), or (ii) if the Shares are not listed or admitted on the NYSE, but are traded on another national securities exchange or in an over-the-counter market, the last sales price on such date, or if no last sales price is reported, the average of the closing bid and ask price for the Shares on such date (or the next preceding day if no such information was reported for such date) or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, a price determined by the Committee by the reasonable application of a reasonable valuation method.

“Fair Market Value Share Option” means a Share Option with an Exercise Price that is fixed by the Committee at a price equal to the Fair Market Value of a Share on the date of grant.

“GAAP” means United States generally accepted accounting principles.

“Incentive Share Option” means a Share Option granted under Section 4.3 of the Plan that meets the requirements of Code Section 422 and any related regulations and is designated in the Award Certificate to be an Incentive Share Option.

“Involuntary Termination” means a Termination of Employment of the Participant initiated by the Company or a Subsidiary for any reason other than Cause, Disability or death.

“Key Employee” means an Employee who is a “covered employee” within the meaning of Code Section 162(m)(3).

“Long-Term Performance Award” means an Award granted under Section 4.5 of the Plan.

“Non-Employee Director” means any member of the Board, elected or appointed, who is not an Employee of the Company or a Subsidiary.

“Nonqualified Share Option” means any Share Option granted under Section 4.3 of the Plan that is not an Incentive Share Option.

“Participant” means an Employee, a Director, a prospective Employee or Director, and a Consultant who, in each case, is selected by the Committee to participate in the Plan.  Participant shall also include any Acquired Grantee.

“Performance Cycle” means, with respect to any Award that is intended to be a Short-Term Performance Award or Long-Term Performance Award, a period of no less than six months over which the level of performance will be assessed.

“Performance Measure” means, with respect to any Short-Term Performance Award or Long-Term Performance Award, the business criteria selected by the Committee to measure the level of performance during the Performance Cycle.  For (i) Awards granted prior to the Amendment Effective Date and (ii) Awards granted on or after the Amendment Effective Date to Participants other than individuals who were employed, immediately prior to the Merger, by Johnson Controls, Inc. or its direct or indirect subsidiaries (the “Legacy Johnson Controls Employees”), the Performance Measures, which must be objective, shall be based on one or more of the following criteria:

a.                                      Earnings (including earnings before or after interest, taxes, depreciation and amortization);

b.                                      Net income;

c.                                       Operating income;

d.                                      Return on shareowners’ equity;

e.                                       Return on assets

f.                                        Return on investment before or after the cost of capital;

g.                                       Changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital);

h.                                      Expense management;

i.                                          Improvements in capital structure;

j.                                         Profitability of an identifiable business unit or product;

k.                                      Maintenance or improvement of profit margins;

l.                                          Share price;

m.                                  Market share;

n.                                      Revenues or sales;

o.                                      Costs;

p.                                      Cash flow (including free cash flow);

q.                                      Working capital;

r.                                         Credit rating;

s.                                        Improvement in workforce diversity;

t.                                         Employee retention;

u.                                      Closing of corporate transactions;

v.                                      Strategic plan development and implementation;

w.                                    Independent industry ratings or assessments; and

x.                                      Total shareowners’ return.

For Awards granted on or after the Amendment Effective Date to Participants who are Legacy Johnson Controls Employees, the Performance Measures, which must be objective, shall be based on one or more of the following criteria:

a.                                      Basic earnings per common share for the Company on a consolidated basis;

b.                                      Diluted earnings per common share for the Company on a consolidated basis;

c.                                       Total shareholder return;

d.                                      Fair Market Value of Shares;

e.                                       Net sales;

f.                                        Cost of sales;

g.                                       Gross profit;

h.                                      Selling, general and administrative expenses;

i.                                          Operating income;

j.                                         Segment income;

k.                                      Earnings before interest and the provision for income taxes (EBIT);

l.                                          Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA);

m.                                  Net income;

n.                                      Accounts receivable;

o.                                      Inventories;

p.                                      Trade working capital;

q.                                      Return on equity;

r.                                         Return on assets;

s.                                        Return on invested capital;

t.                                         Return on sales;

u.                                      Economic value added, or other measure of profitability that considers the cost of capital employed;

v.                                      Free cash flow;

w.                                    Net cash provided by operating activities;

x.                                      Net increase (decrease) in cash and cash equivalents;

y.                                      Customer satisfaction, which may include customer backlog and/or relationships;

z.                                       Market share;

aa.                               Quality;

bb.                               Safety;

cc.                                 Realization or creation of innovation projects or products;

dd.                               Employee engagement;

ee.                                 Employee and/or supplier diversity improvement;

ff.                                   Sustainability measures, such as reduction in greenhouse gases;

gg.                                 Completion of integration of acquired businesses and/or strategic activities; and

hh.                               Development, completion and implementation of succession planning..

Any Performance Measure used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including the passage of time and/or against other companies or financial metrics), (iii) on a per share basis, (iv) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company, (v) on a pre-tax or after-tax basis, and (vi) in tandem with any other Performance Measure.  Awards issued to persons who are not Key Employees on the date of grant may take into account any other factors deemed appropriate by the Committee.

“Performance Unit” means a Long-Term Performance Award or Short-Term Performance Award denominated in dollars or Units (other than a performance based Share Option).

“Plan” means the Johnson Controls International plc 2012 Share and Incentive Plan, as it may be amended from time to time.

“Premium-Priced Share Option” means a Share Option, the Exercise Price of which is fixed by the Committee at a price that exceeds the Fair Market Value of a Share on the date of grant.

“Reporting Person” means a Director or an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Shares” means Shares issued pursuant to Section 4.6 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Retirement” means, with respect to Awards granted on or after the Amendment Effective Date, and except as otherwise determined by the Committee and set forth in the Award Certificate, termination of employment from the Company and its Subsidiaries (for other than Cause) on or after attainment of age fifty-five (55) and completion of five (5) years of continuous service with the Company and its Subsidiaries (including, for Participants who are Legacy

Johnson Controls Employees, service with Johnson Controls, Inc. and its affiliates prior to the Merger).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means an ordinary share in the capital of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Sections 5.3 and 5.4 of the Plan.  References in Award Certificates or ancillary documentation related to this Plan to “stock” shall be construed as references to “Shares” for the purposes of this Plan.

“Short-Term Performance Award” means an Award of cash or Shares granted under Section 4.4 of the Plan.

“Share Appreciation Right” means a right granted under Section 4.3 of the Plan in an amount in cash or Shares equal to any difference between the Fair Market Value of the Shares as of the date on which the right is exercised and the Exercise Price.

“Share-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

“Share Option” means a right to purchase from the Company a stated number of Shares at a specified price for a defined period of time.  Share Options awarded under the Plan may be in the form of Incentive Share Options or Nonqualified Share Options.

“Subsidiary” means any corporation or other entity a majority of whose outstanding voting share or voting power is beneficially owned directly or indirectly by the Company.

“Target Amount” means, for any Short-Term Performance Award or Long-Term Performance Award, the targeted amount of compensation that would be achieved if the relevant Performance Measure is fully (100%) attained, as determined by the Committee.

“Target Vesting Percentage” means the percentage of any Short-Term Performance Award or Long-Term Performance Award that would vest assuming the Performance Measure(s) applicable to such Award are fully (100%) attained, as determined by the Committee.

“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, as determined by the Company.

“Termination of Employment” means the date of cessation of a Participant’s employment or consulting relationship (or directorship in the case of a Nonemployee Director) with the Company or a Subsidiary for any reason, with or without Cause, as determined by the Company.

“Unit” means, for purposes of Performance Units, the potential right to an Award equal to a specified amount denominated in such form as is deemed appropriate in the discretion of the Committee and, for purposes of Restricted Units or Deferred Share Units, the potential right to acquire one Share.

ARTICLE III
ADMINISTRATION

3.1                               Committee.  The Plan will be administered by the Committee.

3.2                               Authority of the Committee.  The Committee or, to the extent required by applicable law, the Board, will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a)                                 Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b)                                 Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c)                                  Select Participants to receive Awards under the Plan;

(d)                                 Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Share Options as Incentive Share Options or Nonqualified Share Options, and the circumstances in which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of the Award Certificate;

(e)                                  Determine whether Awards will be granted singly, in combination or in tandem;

(f)                                   Establish and interpret Performance Measures in connection with Short-Term Performance Awards and Long-Term Performance Awards, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures;

(g)                                  Subject to Section 6.1 and 4.3(g), waive or amend any terms, conditions, restriction or limitation in the Plan or in an Award Certificate, or correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate;

(h)                                 Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as may be appropriate pursuant to Sections 5.3 and 5.4;

(i)                                     Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with dividend equivalents and interest thereon;

(j)                                    Subject to Section 7.1, determine whether an Award may be transferable;

(k)                                 Establish any subplans and make any modifications to the Plan or to Awards made hereunder (including the establishment of terms and conditions not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations;

(l)                                     Appoint such agents as it shall deem appropriate for proper administration of the Plan; and

(m)                             Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3                               Effect of Determinations.  All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

3.4                               Delegation of Authority.  The Board or the Committee, in its discretion and consistent with applicable law and regulations, may delegate to the Chief Executive Officer of the Company or any other officer or group of officers as it deems to be advisable, the authority to select Participants to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee may establish.  When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number of Shares or aggregate value that may be subject to Awards that the delegate may grant.  Only the Committee will have authority to grant and administer Awards to Directors, Key Employees and other Reporting Persons or to delegates of the Committee, and to establish and certify Performance Measures.

3.5                               Employment of Advisors.  The Committee may employ attorneys, consultants, accountants and other advisors, including Employees, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors so employed.

3.6                               No Liability; Indemnification.  No member of the Committee or any person acting as a delegate of the Committee with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.  To the maximum extent permitted by applicable laws, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonable incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by any reason of any action taken or failure to act under the Plan or any Award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter documents, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV
AWARDS

4.1                               Eligibility.  All Participants and Employees are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2                               Form of Awards.  Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate.  Awards may be granted singly or in combination or in tandem with other Awards.

4.3                               Share Options and Share Appreciation Rights.  The Committee may grant Share Options and Share Appreciation Rights under the Plan to those Participants whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a)                                 Form.  Share Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Share Options, Nonqualified Share Options or a combination of the two.  If an Incentive Share Option and a Nonqualified Share Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants.  In no event will the exercise of one Award affect the right to exercise the other Award.  Share Appreciation Rights may be granted either alone or in connection with concurrently or previously granted Nonqualified Share Options.

(b)                                 Exercise Price.  The Committee will set the Exercise Price of Fair Market Value Share Options or Share Appreciation Rights granted under the Plan at a price that is equal to the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Sections 5.3 and 5.4.  The Committee will set the Exercise Price of Premium-Priced Share Options at a price that is higher than the Fair Market Value of a Share as of the date of grant.  The Exercise Price of Incentive Share Options will be equal to or greater than 110 percent of the Fair Market Value of a Share as of the date of grant if the Participant receiving such Share Options owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or any Subsidiary, as defined in Code Section 424.  The Exercise Price of a Share Appreciation Right granted in tandem with a Share Option will equal the Exercise Price of the related Share Option.  The Committee will set forth the Exercise Price of a Share Option or Share Appreciation Right in the Award Certificate.  Share Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be Fair Market Value Share Options, Premium-Priced Share Options or a combination of Fair Market Value Share Options and Premium-Priced Share Options.

(c)                                  Term and Timing of Exercise.  Each Share Option or Share Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:

(i)                                     The Committee will determine and set forth in the Award Certificate the date on which any Award of Share Options or Share Appreciation Rights to a Participant may first be exercised.  For Awards granted prior to the Amendment Effective Date, unless the applicable Award Certificate provides otherwise, a Share Option or Share Appreciation Right will become exercisable in equal annual installments over a period of four years from the date of grant, and will lapse 10 years after the date of grant, except as otherwise provided herein.

(ii)                                  Except as set forth in Sections 5.4 and 5.5, upon a Participant’s Termination of Employment, any unvested Share Options or Share Appreciation Rights will be forfeited unless the Award Certificate provides otherwise.  For Awards granted prior to the Amendment Effective Date, any Share Options or Share Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is 90 (ninety) days after the date of such Termination of Employment, unless the Award Certificate provides otherwise.

(iii)                               Share Options and Share Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Share Options or Share Appreciation Rights by the Participant’s will or by operation of law.  If a Share Option or Share Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Share Option or Share Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Share Option or Share Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Share Option or Share Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(iv)                              Unless the applicable Award Certificate provides otherwise, a Share Appreciation Right granted in tandem with a Share Option is subject to the same terms and conditions as the related Share Option and will be exercisable only to the extent that the related Share Option is exercisable.

(d)                                 Payment of Exercise Price.  The Exercise Price of a Share Option must be paid in full when the Share Option is exercised.  Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator.  The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the Award Certificate:

(i)                                     Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii)                                  Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (iv), and that have a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii)                               Provided such payment method has been expressly authorized by the Board or the Committee in advance and subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(iv)                              The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to clause (ii).

(e)                                  Incentive Share Options.  Incentive Share Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i)                                     Eligibility.  Incentive Share Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary of the Company within the meaning of Code Section 424.

(ii)                                  Timing of Grant.  No Incentive Share Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan was adopted by the Board or, if earlier, the latest date on which the Plan was approved by the Company’s shareholders.

(iii)                               Amount of Award.  Subject to Sections 5.3 and 5.4 of the Plan, no more than 9,550,000 Shares may be available for grant in the form of Incentive Share Options to Participants other than Legacy Johnson Controls Employees and no more than 3 million Shares may be available for grant in the form of Incentive Stock Options to Participants who are Legacy Johnson Controls Employees.

(iv)                              Transfer Restrictions.  In no event will the Committee permit an Incentive Share Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Share Option awarded under this Plan will be exercisable only by the Employee during the Employee’s lifetime.

(v)                                 Any Incentive Share Option awarded to a Participant who owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or any Subsidiary, as defined in Code Section 424, shall terminate on a date not later than the day preceding the fifth anniversary of the date the Incentive Share Option was granted.

(f)                                   Exercise of Share Appreciation Rights.  Upon exercise of a Participant’s Share Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate.  Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Share Appreciation Right was exercised.  If Shares are paid for the Share Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g)                                  No Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Share Options or Share Appreciation Rights or to cancel outstanding Share Options or Share Appreciation rights in exchange for cash, other Awards or Share Options or Share Appreciation Rights with an exercise price that is less than the exercise price of the original Share Options or Share Appreciation Rights without shareholder approval.

4.4                               Short-Term Performance Awards.  The Committee may grant Short-Term Performance Awards to Participants in the form of cash or Shares (including Share Options) that are subject to Performance Measures and other terms and conditions that the Committee shall determine and set forth in the applicable Award Certificate; provided, that any Short-Term Performance Awards granted to Key Employees shall be subject to the provisions below:

(a)                                 Performance Cycles.  Short-Term Performance Awards shall be awarded in connection with a Performance Cycle of no longer than 12 months.

(b)                                 Eligible Participants.  Within 90 days after the commencement of a Performance Cycle, or such shorter period as complies with the applicable requirements of Code Section 162(m), the Committee will determine the Key Employees who are eligible to receive a Short-Term Performance Award.

(c)                                  Performance Measures; Targets; Award Criteria.

(i)                                     Within 90 days after the commencement of a Performance Cycle, or such shorter period as complies with the applicable requirements of Code Section 162(m), the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amount applicable to each Award; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance.  The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Short-Term Performance Award will be paid and the percentage of the Target Amount that will become payable upon attainment of various levels of performance that equal or exceed the minimum required level.  In applying Performance Measures, the Committee may, in its discretion, exclude unusual, infrequently occurring or other items that it deems appropriate (including any event listed in Sections 5.3 and 5.4 and the cumulative effect of changes in the law, regulations or accounting rules) in compliance with the applicable requirements of Code Section 162(m).

(ii)                                  The Committee may reduce, but not increase, the amount payable to any Key Employee with respect to any given Performance Cycle.

(d)                                 Payment, Certification.  No Short-Term Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures.

(e)                                  Form of Payment.  Short-Term Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Certificate.  All such Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code Section 409A), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

(f)                                   Acceleration.  Unless the applicable Award Certificate or the terms of an Award provides otherwise, each Participant who has been granted a Short-Term Performance Award prior to the Amendment Effective Date that is outstanding as of the date of a Change in Control will be deemed to have achieved a level of performance, as of the date of Change in Control, that would cause all (100%) of the Participant’s Target Amount to become payable.

4.5                               Long-Term Performance Awards.  The Committee may grant Long-Term Performance Awards to Participants in the form of cash or Shares (including Share Options) that are subject to Performance Measures and other terms and conditions that the Committee shall determine and set forth in the applicable Award Certificate; provided, that any Long-Term Performance Awards granted to Key Employees shall be subject to the provisions below:

(a)                                 Performance Cycles.  Long-Term Performance Awards will be awarded in connection with a Performance Cycle that is no shorter than 12 months and no longer than 5 years.

(b)                                 Eligible Participants.  Within 90 days after the commencement of a Performance Cycle, the Committee will determine the Key Employees who will be eligible to receive a Long-Term Performance Award for the Performance Cycle.

(c)                                  Performance Measures; Targets; Award Criteria.

(i)                                     Within 90 days after the commencement of a Performance Cycle, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amounts and/or Target Vesting Percentages applicable to each Award; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance.  The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Long-Term Performance Award will be paid or will vest, and the percentage of the Awards that will become payable or will vest upon attainment of various levels of performance that equal or exceed the minimum required level.  In applying Performance Measures, the Committee may, in its discretion, exclude unusual, infrequently occurring or other items that it deems appropriate (including any event listed in Sections 5.3 and 5.4 and the cumulative effect of changes in the law, regulations or accounting rules) in compliance with the applicable requirements of Code Section 162(m).

(ii)                                  The Committee may reduce, but not increase, the amount of Long-Term Performance Awards payable to any Key Employee with respect to any given Performance Cycle.

(d)                                 Payment, Certification.  No Long-Term Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures.

(e)                                  Form of Payment.  Long-Term Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Certificate.  All such Long-Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the applicable Performance Cycle, except as otherwise provided in the applicable Award Certificate or to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

4.6                               Other Share-Based Awards.  The Committee may, from time to time, grant Awards (other than Share Options, Share Appreciation Rights, Short-Term Performance Awards or Long-Term Performance Awards) to any Participant who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares.  These Awards may include, among other forms, Restricted Shares, Restricted Units, or Deferred Share Units.  The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.6, which terms and conditions will be set forth in the applicable Award Certificate.

(a)                                 Vesting.  The Award Certificate will set forth the vesting schedule or other conditions required for restrictions on Share-Based Awards to lapse; provided that, for Share-Based Awards granted under this Section 4.6 prior to the Amendment Effective Date, unless the Award Certificate provides otherwise, restrictions will lapse in equal annual installments over a period of four years beginning immediately after the date of grant.  Except as set forth in Sections 5.4 and 5.5, if the restrictions on Share-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, such Awards will be forfeited by the Participant, and, as the case may be, the Participant shall be required to retransfer any Shares to the Company previously delivered to the Company in respect of such Awards.

(b)                                 Grant of Restricted Shares.  The Committee may grant Restricted Shares to any Participant.  The Participant will have all rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.  Upon forfeiture, the Participant shall be required to retransfer the Shares to the Company.

(c)                                  Grant of Restricted Units.  The Committee may grant Restricted Units to any Participant, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied.  For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(d)                                 Grant of Deferred Share Units.  The Committee may grant Deferred Share Units to any Participant, which Units will be paid in whole Shares if the restrictions on the Units have lapsed.  One Share will be paid for each Deferred Share Unit that becomes payable.

4.7                               Nonemployee Director Awards.

(a)                                 Annual Awards.  Annually, the Committee shall grant an Award to each Nonemployee Director in such an amount as the Board, in its discretion, may approve in advance; provided that the fair market value (as determined under GAAP) on the grant date of such Award does not exceed $200,000.  Unless the Committee determines otherwise, the form of such Awards shall be Restricted Share Units with a one year vesting period, and shall be granted on the business day following the annual general meeting of shareholders.

(b)                                 Additional Awards.  In addition to the annual Awards provided for above, the Committee may, in its discretion, grant additional Awards to Nonemployee Directors or prospective Nonemployee Directors, provided that in no event shall such an Award be granted with respect to more than 19,100 Shares in any fiscal year.

4.8                               Substitute Awards.  The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding share-based awards previously granted to such Acquired Grantees.  Unless otherwise agreed in the relevant documentation related to the acquisition, such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of the acquisition agreement.  Any grant of Incentive Share Options pursuant to this Section 4.8 will be made in accordance with Code Section 424 and any final regulations published thereunder.

4.9                               Limits on Individual Grants.

(a)                                 This subsection (a) applies to Participants other than Legacy Johnson Controls Employees:  Subject to Sections 5.1, 5.3 and 5.4, no Participant may be granted an Award with respect to more than 5,730,000 Shares in any calendar year, provided, that additional Awards in excess of such limitation and up to 9,550,000 Shares may be granted to a Reporting Person who has been hired within the calendar year so long as such additional Awards are made in the form of Share Options, Share Appreciation Rights or Long-Term Performance Based Awards.  The maximum amount that may be paid in cash or Shares to any Participant pursuant to Short-Term Performance Awards is $5 million per calendar year.  The maximum amount that may be paid in cash to any Participant pursuant to Long-Term Performance Awards is $5 million per calendar year and the maximum number of Shares payable with respect to Long-Term Performance Awards shall not exceed 5,730,000 Shares for any calendar year (or 9,550,000 Shares in the circumstance described in the proviso of the preceding sentence) less the number of Shares related to any other Awards granted in the same calendar year to such Participant (pro rated, in each case, as appropriate over the applicable Performance Cycles).

(b)                                 This subsection (b) applies to Participants who are Legacy Johnson Controls Employees:  Subject to adjustment as provided in Sections 5.3 and 5.4, no Participant may be granted Awards that could result in such Participant:

(i)                                     receiving Share Options for, and/or Share Appreciation Rights with respect to, more than 2 million Shares during any fiscal year of the Company;

(ii)                                  receiving Awards of Restricted Shares (including any dividends paid thereon) and/or Restricted Units (including any associated Dividend Equivalents) and/or Deferred Share Units (including any associated Dividend Equivalents) relating to more than 500,000 Shares during any fiscal year of the Company;

(iii)                               receiving Short-Term Performance Awards or Long-Term Performance Awards the value of which is based on the Fair Market Value of Shares, for more than 1 million Shares during any fiscal year of the Company;

(iv)                              receiving Short-Term Performance Awards or Long-Term Performance Awards the value of which is not based on the Fair Market Value of Shares that would pay more than $6 million during any fiscal year of the Company; or

(v)                                 receiving other Share-Based Awards (other than Restricted Shares, Restricted Units or Deferred Share Units) pursuant to Section 4.6 relating to more than 500,000 Shares during any fiscal year of the Company;

In all cases, determinations under this subsection (b) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

4.10                        Termination for Cause.  Notwithstanding anything to the contrary herein, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then all of such Participant’s Awards will immediately be cancelled.  The exercise of any Share Option or Share Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending.

ARTICLE V
SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1                               Shares Available.  The Shares issuable under the Plan may consist of Shares issued from the Company’s authorized share capital or conditional share capital or treasury shares of the Company (including, for the avoidance of doubt, Shares owned by any Subsidiary).  The total number of Shares reserved for Awards under the Plan is the sum of (a) 47,750,000; (b) any Shares subject, as of October 1, 2012, to the outstanding awards under the Tyco International Ltd. 2004 Share and Incentive Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares) as may be adjusted by Sections 5.3 and 5.4; and (c) a number of Shares equal to the number of shares of Johnson Controls, Inc. common stock remaining available under the Legacy Johnson Controls Plans as of the Merger (the “Legacy Johnson Controls Shares”).  Notwithstanding anything in the Plan to the contrary, in accordance with the New York Stock Exchange Listed Company Manual and interpretive guidance thereunder, including Rule 303A.08, (i) Awards in respect of Legacy Johnson Controls Shares granted following the Merger may be granted only to persons other than any individuals who were employed, immediately before the Merger, by the Company or entities that were its subsidiaries immediately before the Merger and (ii) the time during which the Legacy Johnson Controls Shares are available for grant under the Plan will not be extended beyond the period when they would have been available for grant under the Legacy Johnson Controls Plans.  Awards denominated in Shares that are granted as Share Options or Share Appreciation Rights shall at the time of grant, reduce, on a 1-for-1 basis, the number of Shares available under the Plan.  Awards denominated in Shares that are granted as Restricted Shares, Restricted Units,

Performance Units, Other Share-Based Awards, or in respect of Short-Term Performance Awards or Long-Term Performance Awards (other than performance based Share Options) shall at the time of grant, reduce the number of Shares available under the Plan on (x) if the Award is denominated in Shares that are not Legacy Johnson Controls Shares (as determined by the Committee or its designee), a 1-for-3.32 basis, or (y) if the Award is denominated in Shares that are Legacy Johnson Controls Shares (as determined by the Committee or its designee), a 1-for-2.65 basis.

5.2                               Counting Rules.  The following Shares related to Awards under this Plan shall restore Shares available in the same amount in which the Award reduced the Shares available set forth in Section 5.1:

(a)                                 Shares related to Awards paid in cash;

(b)                                 Shares related to Awards that expire, are forfeited or cancelled, or terminate for any other reason without issuance of Shares;

(c)                                  Any Shares issuable in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company; and

(d)                                 Any Restricted Shares that are returned to the Company as Restricted Shares.

Any Shares that become issuable under the Plan as a result of an adjustment to an outstanding Award in connection with the Company’s spin-offs of The ADT Corporation and Tyco Flow Control International Ltd. and related transactions (the “Separation”) shall not be counted against the number of Shares available set forth in Section 5.1.  For the avoidance of doubt, the full number of Share Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted at the time of grant against the number of Shares available set forth in Section 5.1, regardless of the number of Shares actually issued upon settlement of such Share Appreciation Rights.  Furthermore, any Shares withheld to satisfy tax withholding obligations on an Award issued under the Plan, Shares tendered to pay the exercise price of an Award under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise shall not restore Shares available for grant under this Plan.

5.3                               Adjustments.  In the event of a change in the outstanding Shares by reason of a share split, reverse share split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (including adjustments to Shares available).

5.4                               Change in Control.

(a)                                 For Awards Granted Prior to the Amendment Effective Date.  For Awards granted prior to the Amendment Effective Date, the following shall apply:

(i)                                     Acceleration.  Unless the applicable Award Certificate provides otherwise, for any Participant who incurs a Change in Control Termination, all unvested Share Options and Share Appreciation Rights will become exercisable as of the later of (i) the effective date of the Change in Control and (ii) the effective date of the Change in Control Termination, and all conditions to vesting will be waived with respect to all other unvested Awards that are denominated in Shares.  In such a case, with respect to Short-Term Performance Awards and Long-Term Performance Awards, performance will be deemed to have been achieved at a level of performance, as determined in the sole discretion of the Committee, at the higher of 100% of the Participant’s Target Amount and the level of actual performance as of the date of the Change in Control.

(ii)                                  Adjustment, Conversion and Payment.  In addition to the foregoing, no later than 90 days after the date of Change in Control, the Committee (as constituted prior to the date of Change in Control) shall provide for the following actions to apply to each Award that is outstanding as of the date of Change in Control:  (i) an adjustment to such Award as the Committee deems appropriate to reflect such Change in Control, (ii) the acquisition of such Award, or substitution of a new right therefor, by the acquiring or surviving entity after such Change in Control, or (iii) the purchase of such Award for an amount of cash equal to the amount that could have been attained upon the exercise or redemption of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time.  Any payment made pursuant to this Section 5.4(a)(ii) shall include the value of any dividend equivalents credited with respect to such Award and accrued interest on such dividend equivalents.  The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter, except as otherwise provided herein.

(b)                                 For Awards Granted on or after the Amendment Effective Date.  For Awards granted on or after the Amendment Effective Date, if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Subsidiary that discusses the effect of a Change in Control on the Participant’s Awards, then such agreement shall control. In all other cases, unless provided otherwise in an Award Certificate or by the Committee prior to the date of the Change in Control, in the event of a Change in Control:

(i)                                     If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Survivor in the Change in Control transaction. If applicable, each Award which is assumed by the Survivor shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change in Control had the Award been exercised, vested or earned immediately prior to such Change in Control, and other appropriate adjustments in the terms and conditions of the Award shall be made.

(ii)                                  To the extent the Survivor in the Change in Control transaction does not agree to assume the Awards or issue replacement awards as provided in clause (i), immediately prior to the date of the Change in Control:

(A)                               Each Share Option or Share Appreciation Right that is then held by a Participant who is employed by or in the service of the Company or a Subsidiary shall become immediately and fully vested, and, unless otherwise determined by the Board or Committee, all Share Options and Share Appreciation Right shall be cancelled on the date of the Change in Control in exchange for a cash payment equal to the excess of the Change in Control price of the Shares covered by the Share Option or Share Appreciation Right that is so cancelled over the purchase or grant price of such Shares under the Award.

(B)                               All Restricted Shares, Restricted Units and Deferred Share Units (that are not Short-Term Performance Awards or Long-Term Performance Awards) that are not then vested shall vest.

(C)                               All Short-Term Performance Awards and Long-Term Performance Awards that are earned but not yet paid shall be paid and all Short-Term Performance Awards and Long-Term Performance Awards for which the performance period has not expired shall be deemed to have been earned in an amount equal to (1) the target value payable to the Participant under such Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the Change in Control occurs and the denominator of which is the number of days in the performance period, and shall be cancelled in exchange for a cash payment equal to such earned amount within thirty (30) days of the Change in Control.

(D)                               All dividend equivalent units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

(iii)                               In the event that (A) the Survivor terminates the Participant’s employment or service without cause (as defined in the agreement relating to the Award or, if not defined therein, as defined by the Administrator) or (B) if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Subsidiary that contemplates the termination of his or her employment or service for good reason, and the Participant terminates his or her employment or service for good reason (as defined in such agreement), in the case of either (A) or (B) within twenty-four (24) months following a Change in Control, then the following provisions shall apply to any assumed Awards or replacement awards described in clause (i) and any Awards not cancelled in connection with the Change in Control pursuant to clause (ii):

(A)                               Effective upon the date of the Participant’s termination of employment or service, all outstanding Awards or replacement awards automatically shall vest in full or, if provided below, on a pro rata basis (assuming in either case for any Award the vesting of which is subject to Performance Measures, that such goals had been met at the target level).

(B)                               With respect to Share Options or Share Appreciation Rights, at the election of the Participant, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Shares (which may include shares or other securities of the Survivor) equal to the excess of the Fair Market Value of the Shares on the date of such termination covered by the portion of the Share Option or Share Appreciation Right that has not been exercised over the exercise or grant price of such Shares under the Award.

(C)                               With respect to Restricted Shares, Restricted Units and Deferred Share Units (that are not Short-Term Performance Awards or Long-Term Performance Awards), at the election of the Participant, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Shares (which may include shares or other securities of the Survivor) equal to the Fair Market Value of a Share on the date of such termination.

(D)                               With respect to Short-Term Performance Awards or Long-Term Performance Awards that are earned but not yet paid, such Awards or replacement awards shall be paid upon the termination of employment or service, and with respect to Short-Term Performance Awards or Long-Term Performance Awards for which the performance period has not expired, such Awards shall be cancelled in exchange for a cash payment to be made within thirty (30) days after the date of termination equal to the product of (1) the target value payable to the Participant under the Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the termination occurs and the denominator of which is the number of days in the performance period.

(E) With respect to other Awards, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash in an amount equal to the value of the Award.

(iv)                              Notwithstanding anything to the contrary in the foregoing, the Participant has a deferral election in effect with respect to any amount payable under this Section 5.4(b), such amount shall be deferred pursuant to such election and shall not be paid in a lump sum as provided herein; provided that, with respect to amounts payable to a Participant (or the Participant’s beneficiary or estate) who is entitled to a payment hereunder because the Participant’s employment terminated as a result of death or Disability, or payable to a

Participant who has met the requirements for Retirement (without regard to whether the Participant has terminated employment), no payment shall be made unless the Change in Control also constitutes a change in control event within the meaning of Code Section 409A.

(v)                                 If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change in Control price. The Committee shall determine the per share Change in Control price paid or deemed paid in the Change in Control transaction.

(vi)                              Except as otherwise expressly provided in any agreement between a Participant and the Company or a Subsidiary, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

5.5                               Effect on Awards of Death, Disability or Certain Terminations of Employment.

(a)                                 For Awards granted prior to the Amendment Effective Date, unless the applicable Award Certificate provides otherwise:

(i)                                     upon the death or Disability of a Participant, all unvested Awards held by such Participant shall vest, and with respect to all of such Participant’s Share Options and Share Appreciation Rights, such Awards will be exercisable until the earlier of (A) their original expiration date and (B) the date that is three years after the date on which the Participant dies or incurs a Disability.

(ii)                                  upon the Termination of Employment of a Participant for any reason other than the Participant’s death or Disability or due to a Change in Control, if the Participant has attained age 55, and the sum of the Participant’s age and years of service with the Company is 60 or higher, a pro rata portion of each Award held by such Participant shall vest based on the number of full months of service completed commencing on the grant date of such Award and ending on the date of Termination of Employment divided by the full number of months required to achieve complete vesting.  With respect to all of such Participant’s Share Options and Share Appreciation Rights, such Awards will be exercisable until the earlier of (A) their original expiration date and (B) the date that is three years after the date of Termination of Employment.

(b)                                 For Awards granted on or after the Amendment Effective Date, the Committee will determine the effect of the death, Disability or Termination of Employment of a Participant on such Participant’s Awards.

5.6                               Fractional Shares.  The Committee may, in its discretion, determine whether fractional shares may be settled in cash, shares or cancelled.

5.7                               Dividends and Dividend Equivalents.  At the discretion of the Committee and as set forth in the applicable Award Certificate, dividends issued on Shares may be credited with respect to any Award other than a Share Option or Share Appreciation Right in the form of dividend equivalents.  Dividend equivalents will be subject to such vesting and other terms as are determined by the Committee and set forth in the applicable Award Certificate.  For any Award that is entitled to dividend equivalents, (i) unless the Award Certificate provides otherwise, such dividend equivalent shall equal, on a per Share basis, the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid, (ii) such dividend equivalent shall vest at the same time, and only to the extent that, the underlying Award vests (taking into account any applicable performance conditions).

ARTICLE VI
AMENDMENT AND TERMINATION

6.1                               Amendment.  The Plan may be amended at any time and from time to time by the Board or the Committee without the approval of shareholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the shareholders of the Company.  A revision is “material” for this purpose if it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Sections 5.3 and 5.4 of the Plan), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, materially decreases the Exercise Price at which Share Options or Share Appreciation Rights may be granted, reduces the Exercise Price of outstanding Share Options or Share Appreciation Rights, results in the replacement of outstanding Share Options and Share Appreciation Rights with new Awards that have an Exercise Price that is lower than the Exercise Price of the replaced Share Options and Share Appreciation Rights, or otherwise requires the consent of shareholders under applicable law, regulation or exchange listing standard; provided, that the Board may, in its discretion, amend Section 4.7 to increase the maximum amount of Awards permitted to be granted to Nonemployee Directors in any calendar year.  With respect to Awards granted prior to the Amendment Effective Date, no amendment of the Plan or any outstanding Award made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award.  With respect to Awards granted on or after the Amendment Effective Date, the Board or the Committee may amend such Awards; provided that no amendment of the Plan or any outstanding Award made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award, except that the Committee need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of Section 5.3 or 5.4 of the Plan or as follows: (a) to the extent the Committee deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (b) to the extent the Committee deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (c) to the extent the Committee determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award.

6.2                               Termination.  The Plan will terminate upon the earlier of the following dates or events to occur:

(a)                                 the adoption of a resolution of the Board terminating the Plan; or

(b)                                 the day before the 10th anniversary of the most recent effective date following shareholder approval of the Plan.

No Awards will be granted under this Plan after it has terminated.  The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent.  After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII
GENERAL PROVISIONS

7.1                               Nontransferability of Awards.  No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a)                                 Any Award may be transferred by will or by the laws of descent or distribution.

(b)                                 The Committee may provide in the applicable Award Certificate that all or any part of an Award (other than an Incentive Share Option) may be transferred to a family member.  For purposes of this subsection (b), “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate.  The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.  The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to this subsection (b) unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax.

(c)                                  Except as otherwise provided in the applicable Award Certificate, any Nonqualified Share Option transferred by a Participant pursuant to this subsection (c) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred.  The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(d)                                 Restricted Shares may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, and, if applicable, in compliance with Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act.

(e)                                  In no event may a Participant transfer an Incentive Share Option other than by will or the laws of descent and distribution.

7.2                               Withholding of Taxes.  The Committee, in its discretion, may satisfy the Company’s or a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a)                                 Share Options and Share Appreciation Rights.  As a condition to the delivery of Shares pursuant to the exercise of a Share Option or Share Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations.  The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d); provided that, to the extent Shares are withheld to satisfy taxes, the amount to be withheld may not exceed the total minimum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Subsidiaries to avoid an accounting charge until Accounting Standards Update 2016-09 applies to the Company, after which time the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction.

(b)                                 Other Awards Payable in Shares.  The Participant shall satisfy the applicable tax withholding obligations arising in connection with Restricted Units, Restricted Shares and other Share-Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator.  However, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery, provided that the Board or the Committee has specifically approved such payment method in advance; provided that, to the extent Shares are withheld to satisfy taxes, the amount to be withheld may not exceed the total minimum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Subsidiaries to avoid an accounting charge until Accounting Standards Update 2016-09 applies to the Company, after which time the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction.

(c)                                  Awards Paid in Cash.  The Company may satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.3                               Code Section 162(m).  The Committee or, to the extent required by applicable law, the Board, may, in its discretion grant Awards that are intended to be “performance-based compensation” under Section 162(m).  The Committee or, to the extent required by applicable law, the Board, will have the authority, in its sole and absolute discretion, to interpret and administer the Plan consistent with Code Section 162(m) with respect to Key Employees.  For the purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards to Key Employees are intended to qualify as “performance-based compensation” under Code Section 162(m).  If the Committee does not intend an Award to a Participant to qualify as performance-based compensation under Code Section 162(m), the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate

7.4                               No Implied Rights.  A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award.  By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards.  Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan, nor any Award granted under the Plan, shall be deemed to give any individual a right to remain an Employee or Director of the Company or any Subsidiary.  The Company and its Subsidiaries reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws, the Company’s charter documents and any other applicable written agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

7.5                               No Obligation to Exercise Awards.  The grant of a Share Option or Share Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.6                               No Rights as Shareholders.  Except as otherwise specifically provided herein or in the applicable Award Certificate, a Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until the Shares underlying the Award are issued in the Participant as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company.  The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.7                               No Required Segregation of Assets.  Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.8                               Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary.  Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides.  The adoption of the Plan will have no effect on awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.9                               Securities Law Compliance.  Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act.  If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict.  No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.10                        Section 409A of the Code.  Notwithstanding other provisions of the Plan, or any applicable Award Certificate, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax upon a Participant under Code Section 409A.  In the event that it is reasonably determined by the Committee that, as a result of Code Section 409A, payments in respect of any Award under the Plan may not be made at a time contemplated by the terms of the Plan or the applicable Award Certificate, as the case may be, without causing the Participant holding such Award to be subject to taxation under Code Section 409A, the Company shall make such payment on the first day that would not result in the Participant incurring any tax liability under Code Section 409A.  References under the Plan or the terms of the applicable Award Certificate to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Code Section 409A.  Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any service recipient, the Participant is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the

Company will defer the commencement of the payment of any such payments or benefits hereunder to the minimum extent necessary to satisfy Code Section 409A until the date that is six months and one day following the Participant’s separation from service with all service recipients (or the earliest date that is permitted under Code Section 409A), if such payment or benefit is payable upon a termination of employment, and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Committee, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.

7.11                        Governing Law, Severability.  The Plan and all determinations made and actions taken under the Plan will be governed by the law of the Company’s place of incorporation and construed accordingly.  If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

7.12                        Forfeiture; Clawback.  The Committee may, in its discretion, provide in an Award Certificate provisions it deems appropriate related to non-competition, non-solicitation, confidentiality, anti-disparagement and similar matters.  The Committee may, in its discretion, specify in an Award or a policy that will be incorporated into an Award agreement by reference, that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, termination of Employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.  In addition, for Awards granted on or after the Amendment Effective Date, (a) any such Awards, and any Shares issued or cash paid pursuant to such Awards, shall be subject to (i) any recoupment, clawback, equity holding, share ownership or similar policies adopted by the Company from time to time and (ii) any recoupment, clawback, equity holding, share ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time, (b) unless the Award Certificate specifies otherwise, the Committee may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Certificate and the Plan and (c) the Company shall have the right to offset, from any amount payable or shares deliverable hereunder, any amount that the Participant owes to the Company or any Subsidiary without the consent of the Participant or any individual with a right to the Participant’s Award.

7.13                        Employment and Service.  Except to the extent determined otherwise by the Committee or required for compliance with Code Section 409A, for purposes of the Plan and all Awards granted on or after the Amendment Effective Date, (a) a Participant who transfers employment between the Company and its Subsidiaries, or between Subsidiaries, will not be considered to have terminated employment; and (b) a Participant employed by a Subsidiary will be considered to have terminated employment when such entity ceases to be a Subsidiary.

7.14                        No Guarantee of Tax Treatment.  Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other person with an interest in an Award granted on or after the Amendment Effective Date that (a) any such Award intended to be exempt from Code Section 409A shall be so exempt, (b) any such Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (c) any such Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Subsidiary be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

7.15                        Participant Responsibilities.  With respect to Awards granted on or after the Amendmetn Effective Date, if a Participant shall dispose of Shares acquired through exercise of an Incentive Share Option within either (i) two (2) years after the date the Incentive Share Option is granted or (ii) one (1) year after the date the Incentive Share Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Shares (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven (7) days of the date the Participant makes such an election.

7.16                        Dispute Resolution.  Notwithstanding anything to the contrary herein, with respect to Awards granted on or after the Amendment Effective Date, if any individual (other than the Company) brings a claim involving the Company or a Subsidiary, regardless of the basis of the claim (including but not limited to claims relating to wrongful discharge, Title VII discrimination, the Participant’s employment or service with the Company or its Subsidiaries or the termination thereof, benefits under this Plan or other matters), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and the following provisions, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(a)                                 Initiation of Action.  Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel

Johnson Controls International plc

5757 North Green Bay Avenue

P.O. Box 591

Milwaukee, WI 53201-0591

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(b)                                 Compliance with Personnel Policies.  Before proceeding to arbitration on a complaint, the claimant must initiate and participate in any complaint resolution procedure identified in the personnel policies of the Company or a Subsidiary, as applicable. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any complaint resolution procedure of the Company or a Subsidiary, as applicable, has been completed.

(c)                                  Rules of Arbitration.  All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under the award or policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(d)                                 Representation and Costs.  Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Subsidiary shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(e)                                  Discovery; Location; Rules of Evidence.  Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(f)                                   Confidentiality.  The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.